EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 13, 2004, except for Note A as to which the date is August 17, 2004, accompanying the consolidated financial statements and schedule for the fifty-two weeks ended May 29, 2004 included in the Annual Report on Form 10-K of AngioDynamics, Inc. for the fiscal year ended June 3, 2006 which is incorporated by reference in this joint proxy statement/prospectus. We consent to the incorporation by reference in the joint proxy statement/prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Melville, New York
December 22, 2006